Exhibit 10.5

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (the “Amendment”) is entered into as of this 27th day of March, 2020 by and between Shattuck Labs, Inc. (the “Company”) and Taylor Schreiber (the “Executive”) and amends that certain Employment Agreement dated as of December 5, 2019 (the “Agreement”) between the Company and the Executive.

WHEREAS, the Company currently employs the Executive pursuant to the terms of the Agreement;

WHEREAS, Section 11(c) of the Agreement provides that the Agreement may be amended by a written instrument signed by the Executive and the Company; and

WHEREAS, the Executive and the Company wish to amend and modify certain provisions in the Agreement as provided herein, while leaving unchanged all other provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, the Company and the Executive hereby agree as follows:

1. Effective as of January 29, 2020, Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2. Position; Duties. During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company. In such position, Executive shall report directly to the Company’s Board of Directors (the “Board”) and shall have such duties and authority as are customary to such position and as otherwise determined from time to time by the Board. During the Employment Term, Executive agrees to devote Executive’s full time and reasonable best efforts to the performance of Executive’s duties to the Company. The foregoing shall not be construed to prohibit Executive from engaging in activities relating to serving on civic and charitable boards or committees, and managing personal investments, provided that such activities do not significantly interfere or conflict with the performance by Executive of Executive’s duties, responsibilities, or authorities hereunder.

2. Effective as of January 29, 2020, Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $400,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive’s base salary may be increased in the sole discretion of the Compensation Committee of the Board (the “Committee”). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

3. Except as otherwise set forth in this Amendment, all terms and provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to the Employment Agreement as of the date first set forth above.

EMPLOYEE

/s/ Taylor Schreiber
Taylor Schreiber

SHATTUCK LABS, INC.

By:	/s/ Josiah Hornblower
Name: Josiah Hornblower
Title: Executive Chairman